Exhibit 99.1
Kaiser Aluminum Corporation Reports
Third Quarter and First Nine Months 2016 Financial Results

Third Quarter 2016 Highlights:

•	Net Sales $321 Million; Value Added Revenue down 2% to $195 Million

•	Net Income $15 Million; Adjusted EBITDA $45 Million; Adjusted EBITDA Margin 23%

•	Unusually High In-Transit Finished Goods Inventory Produced in Quarter; Expect ~$11 Million Net Sales and ~$8 Million VAR to be Recognized in Fourth Quarter 2016

First Nine Months 2016 Highlights:

•	Net Sales $999 Million; Value Added Revenue Up 2% to $612 Million

•	Net Income $67 Million; Adjusted EBITDA $155 Million; Adjusted EBITDA Margin 25%

•	Improved Sales Margins - Selective Increases in Spot Prices and Lower Contained Metal Costs

•	Continued Improvement in Manufacturing Cost Efficiencies

FOOTHILL RANCH, Calif., October 19, 2016 - Kaiser Aluminum Corporation (NASDAQ:KALU) today announced third quarter 2016 results, reporting net income of $15 million, or $0.82 earnings per diluted share, compared to net income and earnings per diluted share of $22 million and $1.21, respectively, for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $19 million, or $1.02 per diluted share, for the third quarter 2016, compared to adjusted net income of $19 million, or $1.07 per diluted share, for the prior year period.

"Our third quarter 2016 results reflect solid underlying demand, modestly impacted by normal seasonality. Third quarter value added revenue was also adversely impacted by an unusually high level of in-transit aerospace plate inventory at quarter-end that is expected to benefit the fourth quarter when the inventory is delivered and the associated revenue and earnings can be recognized,” said Jack A. Hockema, CEO and Chairman. "In addition, as we had previously indicated, third quarter results included approximately $3 million of higher major maintenance expense compared to the first half run rate. The higher planned major maintenance expense and the combined impact of lower value added revenue attributable to normal second half seasonality and in-transit inventory drove a 3.5 percentage point decline in our third quarter EBITDA margin compared to the strong first half run rate.”

Net sales of $321 million in the third quarter 2016 decreased 5% from $336 million in the prior year period, reflecting a 2% decline in shipments and a 4% decline in average selling price driven by a 9% decrease in underlying metal costs.

Value added revenue (net sales less the hedged cost of alloyed metal) of $195 million in the third quarter 2016 decreased 2%, or approximately $4 million, from $199 million in the prior year period. The decline in value added revenue was due to higher than normal in-transit aerospace plate inventory at quarter end. Investments in capacity and efficiency at the Company's Spokane, Washington ("Trentwood") facility enabled higher third quarter general engineering plate sales which more than offset the slower than anticipated ramp-up of new automotive extrusion programs.

Consolidated operating income as reported was $30 million compared to $41 million in the prior year quarter. Adjusting for non-run-rate gains and losses, operating income was $36 million in the third quarter of 2016 and $37 million in the prior year quarter, in part reflecting a $1 million increase in depreciation expense. Third quarter adjusted consolidated EBITDA was comparable to the prior year quarter, at $45 million, or 23% of value added revenue. Both adjusted operating income and EBITDA reflected improved underlying manufacturing efficiency offset by a slightly adverse sales impact and moderately higher major maintenance, overhead and benefits expenses.

First Nine Months 2016

For the first nine months of 2016, the Company reported net income of $67 million, or $3.70 earnings per diluted share, compared to a net loss of $250 million, or a $14.55 loss per diluted share in the prior year period. The net loss reported in the prior year period reflected a $308 million after-tax, non-cash, non-run-rate charge associated with the termination of defined benefit accounting and the removal of assets and liabilities related to the ongoing union voluntary employee beneficiary association ("Union VEBA") from the Company's consolidated balance sheet. Excluding the impact of non-run-rate items, adjusted net income was $64 million, or $3.54 earnings per diluted share, for the first nine months of 2016 compared to adjusted net income of $61 million, or $3.33 earnings per diluted share, for the prior year period. Reported and as adjusted first nine months of 2016 results included approximately $11 million of additional pre-tax expense associated with the early retirement of the Company’s 8.25% unsecured senior notes in the second quarter.

Net sales for the first nine months of 2016 were $999 million, down approximately 7% from $1.1 billion in the prior year period reflecting a 1% decline in shipments and a 6% decline in average selling price. The decline in average selling price during the first nine months of 2016 reflected an 18% decrease in underlying metal costs, partially offset by a 3% increase in value added revenue per pound.

For the first nine months of 2016, value added revenue was $612 million, up 2% or approximately $12 million from $600 million in the prior year period. The increase reflected solid demand across end market applications and favorable sales margins, including benefits from low contained metal costs on certain higher value added products.

Consolidated operating income as reported for the first nine months of 2016 was $133 million, including approximately $5 million of non-run-rate gains. This compares to a $381 million operating loss in the prior year period that included approximately $500 million of non-run-rate losses primarily related to the termination of defined benefit accounting with respect to the Union VEBA in early 2015. Adjusted for non-run-rate items, the Company's consolidated operating income for the first nine months of 2016 improved $9 million to $128 million compared to the prior year period. Adjusted consolidated EBITDA improved approximately $11 million to $155 million, and EBITDA as a percentage of value added revenue improved 1% to 25%. These year-over-year improvements primarily reflected a favorable sales impact of $19 million and approximately $11 million of underlying manufacturing cost efficiencies, partially offset by $18 million higher overhead, benefits and incentive compensation expenses. Adjusted consolidated operating income also reflected $3 million of additional depreciation expense.

Third Quarter 2016 Consolidated Results
(Unaudited)*
(In millions of dollars, except shipments, realized price and per share amounts)

				Nine Months Ended
	Quarterly			September 30,
	3Q16	1H16 Avg [6]	3Q15	2016	2015

Shipments (millions of lbs)	148	157	151	463	468

Net sales	$321	$339	$336	$999	$1,075
Less hedged cost of alloyed metal[1]	$(125)	$(131)	$(137)	$(387)	$(475)
Value added revenue	$195	$208	$199	$612	$600

Realized price per pound ($/lb)
Net sales	$2.16	$2.16	$2.24	$2.16	$2.30
Less hedged cost of alloyed metal	$(0.84)	$(0.83)	$(0.92)	$(0.84)	$(1.02)
Value added revenue	$1.32	$1.33	$1.32	$1.32	$1.28

Adjusted[2]
Operating income	$36	$46	$37	$128	$119
EBITDA[3]	$45	$55	$45	$155	$143
EBITDA margin[4]	22.8%	26.4%	22.6%	25.3%	23.9%
Net income	$19	$23	$19	$64	$61
EPS, diluted[5]	$1.02	$1.27	$1.07	$3.54	$3.33

As reported
Operating income (loss)	$30	$51	$41	$133	$(381)
Net income (loss)	$15	$26	$22	$67	$(250)
EPS, diluted[5]	$0.82	$1.44	$1.21	$3.70	$(14.55)

[1] Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2] Adjusted numbers exclude non-run-rate items (for all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures).
[3] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[4] Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.
[5] Diluted shares for EPS calculated using treasury method.
[6] Average of the first and second quarter 2016

*Please refer to GAAP financial statements.
Totals may not sum due to rounding.

Cash Flow and Balance Sheet

During the first nine months of 2016, the Company continued to generate strong operating cash flow of $107 million. Capital spending during the first nine months of 2016 was approximately $57 million as the Company continued to invest in its business to support growth and to further advance cost efficiency and product quality, in addition to normal sustaining capital investments. The Company returned approximately $38 million of cash to shareholders through quarterly dividends and share repurchases during the first nine months of 2016.

As of September 30, 2016, total cash and cash equivalents and short-term investments were approximately $274 million and borrowing availability under the Company's Revolving Credit Facility was approximately $280 million.

Fourth Quarter and Full Year 2016 Outlook

“As we look to the fourth quarter, while we anticipate normal seasonal demand weakness and year-end uncertainty, we also expect to benefit from delivery of third quarter in-transit inventory,” said Mr. Hockema. “In addition we are experiencing increasing competitive price pressure on non-contract business orders for both general engineering plate and aerospace plate.

“For full year 2016 we continue to anticipate approximately 5% year-over-year value added revenue growth for aerospace and high strength applications. With recently announced fourth quarter automotive facility shutdowns as well as continued delays in the ramp-up of several new bumper programs, we are reducing our value added revenue growth outlook for automotive extrusions from approximately 6% to approximately 2% year-over-year. We expect total value added revenue growth of approximately 3% to 4% year-over-year, slightly lower than our previous outlook, with improvement in adjusted EBITDA and EBITDA margin driven by sales growth and continued improvement in manufacturing efficiencies,” concluded Mr. Hockema.

Long-Term Outlook

“Looking forward to 2017, our lead times for heat treat plate are down to six weeks compared to much longer lead times earlier in the year, and we have strong indications that the aerospace supply chain will experience destocking in 2017. As a result, we expect aerospace industry demand for 2017 will be off slightly from 2016. We are already experiencing competitive price pressure on non-contract heat treat plate business,” said Mr. Hockema.

“Recently, we updated our industry demand outlook for our aerospace and high strength served market applications to a 5% compound annual growth rate (“CAGR”) from 2016 to 2019. We anticipate the inventory overhang will be largely addressed in 2017, and supply/demand dynamics will return to equilibrium in 2018.

"Our recently updated three-year automotive industry demand outlook is for average annual demand growth of 6% from 2016 to 2019 driven by increasing automotive aluminum extrusion content. In 2017, we anticipate double-digit value added revenue growth for our automotive applications as we launch new programs and existing programs continue to ramp up.

“Looking beyond 2017, we continue to see strong secular growth for our aerospace and high strength and automotive end-markets. In addition to capitalizing on these secular growth opportunities, we continue to benefit from investments we have made over the years to improve efficiency and overall throughput. We anticipate that the Trentwood modernization project that was announced in late 2015, along with other planned investments, will provide the next step in advancing our overall manufacturing efficiencies and product quality, further expanding our capacity and enhancing our competitive strength,” concluded Mr. Hockema.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, October 20, 2016, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss third quarter and first nine months 2016 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (844) 889-7783, and accessed internationally at (661) 378-9764. A link to the simultaneous webcast can be accessed on the Company's website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company's website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications. The Company's North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company's stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company's website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC's website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company's annual stockholders' meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management's current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) the continuation of strong secular demand growth for the Company’s aerospace and automotive applications and improvement in the Company’s manufacturing efficiencies; (b) the ability of the Company to identify and successfully execute strategic capital investments to facilitate growth in the Company’s results; (c) the Company’s inability to achieve the level of shipments, profitable sales growth, capacity and capability expansions, manufacturing cost efficiencies, increasing operating leverage, productivity improvements, product quality enhancements or other benefits anticipated by management, including those anticipated from the Company’s strategic investments; (d) demand drivers and the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and growing demand for its products driven by higher airframe build rates, larger airframes and the continued conversion to monolithic designs; (e) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company's ability to flex production consistent with changing demand levels; (f) the Company's ability to realize manufacturing throughput gains and efficiencies, identify and successfully implement continuous improvement initiatives, and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing cost efficiencies and product and manufacturing platform expansions as planned and by targeted completion dates; (g) the impact of the Company's future earnings, financial condition, capital requirements and other factors on future dividends or the repurchase of shares of the Company's common stock and any decision by the Company's board of directors in regard to either; (h) the completion of the review of the financial statements as of and for the quarter and nine-month period ended September 30, 2016; and (i) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2015 and Form 10-Qs for the quarters ended June 30, 2016 and September 30, 2016. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (LOSS) (UNAUDITED)(1)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(In millions of dollars, except share and per share amounts)
Net sales	$320.6	$336.4	$998.7	$1,075.3
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation and amortization and other items	254.7	267.3	767.1	864.4
Lower of cost or market inventory write-down	—	—	4.9	—
Unrealized (gain) loss on derivative instruments	(2.0)	1.7	(16.9)	7.7
Depreciation and amortization	9.0	8.1	26.7	24.2
Selling, general, administrative, research and development:
Selling, general, administrative, research and development	25.6	21.1	79.2	67.4
Net periodic postretirement benefit cost relating to Salaried VEBA	0.8	0.6	2.5	1.8
(Gain) loss on removal of Union VEBA net assets	—	(2.9)	(0.1)	490.9
Total selling, general, administrative, research and development	26.4	18.8	81.6	560.1
Other operating charges, net	2.7	—	2.8	—
Total costs and expenses	290.8	295.9	866.2	1,456.4
Operating income (loss)	29.8	40.5	132.5	(381.1)
Other expense:
Interest expense	(5.5)	(4.9)	(14.7)	(19.9)
Other expense, net	—	(0.9)	(10.4)	(0.1)
Income (loss) before income taxes	24.3	34.7	107.4	(401.1)
Income tax (provision) benefit	(9.4)	(12.6)	(40.2)	151.2
Net income (loss)	$14.9	$22.1	$67.2	$(249.9)

Net income (loss) per common share:
Basic	$0.84	$1.29	$3.76	$(14.55)
Diluted[2]	$0.82	$1.21	$3.70	$(14.55)
Weighted-average number of common shares outstanding (in thousands):
Basic	17,841	17,123	17,858	17,178
Diluted[2]	18,175	18,172	18,181	17,178

Dividends declared per common share	$0.45	$0.40	$1.35	$1.20

[1]	Please refer to the Company's Form 10-Q for the quarter ended September 30, 2016 for detail regarding the items in the table.

[2]	Diluted shares are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)(1)

	September 30, 2016	December 31, 2015
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$72.9	$72.5
Short-term investments	201.0	30.0
Receivables:
Trade receivables – net	142.2	116.7
Other	7.3	6.1
Inventories	223.6	219.6
Prepaid expenses and other current assets	10.9	56.7
Total current assets	657.9	501.6
Property, plant and equipment – net	518.6	495.4
Deferred tax assets – net	170.9	163.3
Intangible assets – net	26.7	30.5
Goodwill	37.2	37.2
Other assets	22.1	19.6
Total	$1,433.4	$1,247.6
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$69.6	$76.7
Accrued salaries, wages and related expenses	42.8	39.8
Other accrued liabilities	46.7	52.7
Short-term capital leases	0.1	0.1
Total current liabilities	159.2	169.3
Net liabilities of Salaried VEBA	18.2	19.0
Deferred tax liabilities	2.2	2.1
Long-term liabilities	71.2	87.5
Long-term debt	368.5	194.6
Total liabilities	619.3	472.5
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both September 30, 2016 and December 31, 2015; no shares were issued and outstanding at September 30, 2016 and December 31, 2015	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both September 30, 2016 and at December 31, 2015; 22,330,955 shares issued and 17,923,218 shares outstanding at September 30, 2016; 22,291,180 shares issued and 18,053,747 shares outstanding at December 31, 2015	0.2	0.2
Additional paid in capital	1,044.3	1,037.3
Retained earnings	58.7	15.8
Treasury stock, at cost, 4,407,737 shares at September 30, 2016 and 4,237,433 shares at December 31, 2015, respectively	(260.3)	(246.5)
Accumulated other comprehensive loss	(28.8)	(31.7)
Total stockholders' equity	814.1	775.1
Total	$1,433.4	$1,247.6

[1]	Please refer to the Company's Form 10-Q for the quarter ended September 30, 2016 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)
(In millions of dollars, except share and per share amounts)

	Quarterly
	3Q16	2Q16	1Q16	3Q15	2Q15	1Q15

GAAP net income (loss)	$14.9	$26.0	$26.3	$22.1	$20.2	$(292.2)
Interest expense	(5.5)	(5.5)	(3.7)	(4.9)	(5.2)	(9.8)
Other income (expense), net	—	(10.7)	0.3	(0.9)	0.4	0.4
Income tax (provision) benefit	(9.4)	(15.7)	(15.1)	(12.6)	(12.0)	175.8
GAAP operating income (loss)	29.8	57.9	44.8	40.5	37.0	(458.6)
Mark-to-market (gains) losses	(2.0)	(10.9)	(4.0)	1.7	1.5	4.5
Union VEBA related NRR (gains) losses [1,2]	—	—	(0.1)	(2.9)	1.6	492.2
Other operating NRR (gains) losses [3]	7.7	(1.2)	5.9	(2.3)	4.2	(0.2)
Operating income, excluding operating NRR items	35.5	45.8	46.6	37.0	44.3	37.9
Depreciation and Amortization	9.0	9.0	8.7	8.1	8.1	8.0
Adjusted EBITDA [4]	$44.5	$54.8	$55.3	$45.1	$52.4	$45.9

GAAP net income (loss)	$14.9	$26.0	$26.3	$22.1	$20.2	$(292.2)
Operating NRR Items	5.7	(12.1)	1.8	(3.5)	7.3	496.5
Tax impact of above NRR Items	(2.1)	4.6	(0.6)	1.5	(2.6)	(184.5)
NRR tax (benefit) charge	—	—	—	(0.7)	(1.8)	(1.5)
Adjusted net income	$18.5	$18.5	$27.5	$19.4	$23.1	$18.3

GAAP earnings (losses) per diluted share [5]	$0.82	$1.43	$1.44	$1.21	$1.11	$(16.85)
Adjusted earnings per diluted share [5]	$1.02	$1.02	$1.51	$1.07	$1.27	$1.01

[1] Includes net periodic gains, effect of terminating the defined benefit accounting for the Union VEBA, and related accrual adjustments.
2 NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
[3] Other operating non-run-rate items primarily represent the impact of non-cash net periodic benefit cost (income) related to the salaried VEBA, adjustments to plant-level LIFO, lower of cost or market, environmental expenses, workers' compensation cost (benefit) due to discounting and impairment losses.

[4] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[5] Diluted shares for EPS calculated using treasury method.